Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the TETRA Technologies, Inc. Third Amended and Restated 2011 Long Term Incentive Compensation Plan of TETRA Technologies Inc. of our reports dated March 4, 2016, with respect to the consolidated financial statements and schedule of TETRA Technologies, Inc. and the effectiveness of internal control over financial reporting of TETRA Technologies, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas
December 21, 2016